Exhibit 99.1

STAAR Surgical Appoints Scott D. Barnes, M.D. as Chief Medical Officer

Distinguished Ophthalmology Clinician to Serve as Strategic Guide for STAAR’s Medical

& Professional Affairs as well as Product Development Pathways

MONROVIA, CA, October 2, 2017---STAAR Surgical Company (NASDAQ: STAA) a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today announced the appointment of Scott D. Barnes M.D. as Chief Medical Officer, a newly created position. Dr. Barnes will report to Caren Mason, STAAR’s President and CEO, will serve on the Company’s Executive Management team, and will provide strategic guidance for STAAR’s medical affairs, professional affairs and product development pathways. In addition, he will lead the Company’s Surgeon Training and Certification programs as well as the Company’s Surgeon Working Groups.

Dr. Barnes is joining the Company today as he travels to Lisbon, Portugal to STAAR’s annual Experts Summit with the spotlight on low to moderate diopter usage of the EVO Visian ICL™. Following the Experts Summit, Dr. Barnes will be speaking at the STAAR Surgical exhibit during the European Society of Cataract and Refractive Surgeons Meeting where he will provide an update on published, peer reviewed data on the clinical performance of the ICL.

Dr. Barnes is one of the Ophthalmology industry’s thought leaders having authored numerous peer-reviewed journal publications, reviews, chapters and editorials. In addition, during the course of his career he has given more than 100 presentations and lectures as well as led over 30 ophthalmology or refractive surgery research projects. He has been awarded Speaker of the Day ten times at industry meetings.

Since 2012, Dr. Barnes has served as Chief of Ophthalmology Services; Womack Army Medical Center, Fort Bragg, North Carolina. He joined Womack in 2004 as Chief of Ophthalmology and Refractive Surgery Center and served as a theater ophthalmology consultant in Iraq and Afghanistan during 2005. In 2006, he returned to Womack as Chief of Refractive Surgery and in 2008 was designated Army Surgeon General A, which is similar to the professor level in a civilian institution. Dr. Barnes began his medical career in 1986 as a research assistant in the Department of Genetics, Harvard Medical School/Children’s Hospital in Boston and in 1991 became a general surgery intern at William Beaumont Army Medical Center. His other military appointments included Madigan Army Medical Center, Wilford Hall Medical Center/Brooke Army Medical Center where he served as a resident in Ophthalmology, and Martin Army Community Hospital where he served as staff Ophthalmologist and then Chief of Ophthalmology.

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In addition to earning his Bachelor of Arts degree from Wheaton College, and his doctorate degree from Northwestern University Medical School in Chicago, Dr. Barnes’ post-doctoral training includes a Cornea Fellowship at the Massachusetts Eye and Ear Infirmary/Harvard Medical School in Boston. He holds active instructor certification for STAAR’s Visian Implantable Collamer Lens (ICL) as well as VISX excimer laser and Advanced Trauma Life Support.

“Dr. Barnes is one of the true leaders in both ophthalmology and refractive surgery,” said Ms. Mason. “He comes to STAAR after a distinguished 30-year career with the military. Our global team has had the pleasure of working with Dr. Barnes over the years as he trained several refractive surgeons on the use of our ICL during his off-duty leave time. Additionally, he has personally implanted more than 3,000 ICLs in the eyes of our nation’s service men and women. Our team looks forward to his insights and contributions as our new Chief Medical Officer.”

“As a practicing refractive surgeon, I have become intimately familiar with the unique and beneficial properties of STAAR’s Collamer® material and the Visian ICL,” said Dr. Barnes. “I believe STAAR has several pending opportunities to provide ophthalmic products to the marketplace that offer unique patient benefits and significant growth opportunities. I look forward to helping the Company maximize these growth opportunities in concert with achieving our mission to provide outstanding surgeon support and patient vision satisfaction.”

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About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR's lens used in refractive surgery is called an Implantable Collamer® Lens or "ICL". More than 700,000 Visian ICLs have been implanted to date. To learn more about the ICL go to: www.discovericl.com. STAAR has approximately 340 full-time equivalent employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, the company operates manufacturing facilities in Aliso Viejo, CA and Monrovia, CA. For more information, please visit the Company's website at www.staar.com.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: future prospects of the Company, its growth and new product opportunities, and any assumptions underlying any of the foregoing. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, under the caption “Risk Factors”, which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.”

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements.

CONTACT:	Investors
EVC Group
Brian Moore, 310-579-6199
Doug Sherk, 415-652-9100

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